EXHIBIT 11

                                          AGEMARK CORPORATION
                         STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                         YEAR ENDED SEPTEMBER 30,
                                                                      ------------------------------
                                                                           2000            1999
                                                                      --------------  --------------
Common shares actually outstanding, beginning of period............      1,000,000       1,000,000

Shares cancelled, September 29,1998................................

Issuance of shares to partnerships

Weighted average common shares actually outstanding................      1,000,000       1,000,000

Stock options issued

   January 1, 1999 at $1.10 per share..............................                        166,666

   January 1, 1999 at $1.00 per share..............................                         43,750
                                                                                      --------------

Total shares subject to options....................................                        210,416

Total assumed proceeds of exercise.................................   $               $    227,083

Number of shares assumed purchased at $5.97/share(1)...............                         38,037

Net shares assumed issued at January 1, 1999.......................                        172,379

Stock options issued April 1, 1999

   At $1.00 per share..............................................                         18,748

Total shares subject to options....................................                         18,748

Total assumed proceeds of exercise.................................   $               $     18,748

Number of shares assumed purchased at $5.97/share(1)...............                          3,140

Net shares assumed issued at April 1, 1999.........................                         15,608

Net shares assumed issued prior to October 1, 1999.................        187,986

Net shares attributable to options ceded during the period

   Quarter ended December 31, 1999 ((487)*1).......................           (487)

   Quarter ended March 31, 2000 ((1,680)*.75)......................         (1,260)

   Quarter ended June 30, 2000 ((2,474)*.5)........................         (1,237)

   Quarter ended September 30, 2000 ((3,062)*.25)..................           (766)

Stock options issued November 10, 1999

   At $1.00 per share..............................................          5,000

Assumed proceeds of exercise.......................................   $      5,000

Number of shares assumed purchased at $5.97/share(1)...............            838

Net shares assumed issued at December 1, 1999......................          4,162

Stock options issued December 22, 1999

   At $1.00 per share..............................................          3,000

Assumed proceeds of exercise.......................................   $      3,000

Number of shares assumed purchased at $5.97/share(1)...............            503

Net shares assumed issued at January 1, 2000.......................          2,497

Weighted average common shares assumed outstanding for period......      1,189,579       1,137,088


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(1)      There is no market for the Company's shares. For computational purposes the value assumed is the September 30, 1998 book value per share.